UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 28, 2015

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 300

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           RSU Grant and Stock Option Grant to Michael Barrett

On January 28, 2015, the Board of Directors (the “Board”) of Millennial Media, Inc. (the “Company”) awarded restricted stock units to Michael Barrett, the Company’s Chief Executive Officer, for 1,438,849 shares of common stock, in accordance with the employment agreement between the Company and Mr. Barrett, dated January 25, 2014.  Each restricted stock unit represents the right to receive one share of the Company’s common stock.  The restricted stock units vest in quarterly installments over one year beginning on April 28, 2015 and ending on January 28, 2016, subject to Mr. Barrett’s continuous service with the Company as of each vesting date.

In addition, on January 28, 2015, the Board granted a stock option to Mr. Barrett to purchase 1,000,000 shares of the Company’s common stock.  The option was granted under the Company’s 2012 Equity Incentive Plan, as amended.  The option has an exercise price of $1.39 per share, the closing price of the Company’s common stock on January 28, 2015, the date of grant.  The option was vested as to 500,000 shares upon grant, with the remainder vesting in quarterly installments over one year beginning on April 28, 2015 and ending on January 28, 2016, subject to Mr. Barrett’s continuous service with the Company as of each vesting date.

Each of the restricted stock units and the stock option are subject to accelerated vesting in specified circumstances, including a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2015	MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Sik Shin
Ho Sik Shin
General Counsel, Chief Privacy Officer and Secretary